UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

IMMUCELL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ImmuCell Corporation

Notice of Annual Meeting of Stockholders

June 15, 2022

To the Stockholders of ImmuCell Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ImmuCell Corporation (the Company) will be held remotely via a live audio webcast as well as a telephone conference call on Wednesday, June 15, 2022 at 3:00 PM ET for the following purposes:

1.	Election of Directors: To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are qualified and elected (Proposal One);

2.	Advisory Vote to Approve Executive Compensation: To consider a non-binding advisory resolution on the Company’s executive compensation program (Proposal Two);

3.	Advisory Vote on Frequency of Advisory Vote to Approve Executive Compensation: To conduct a non-binding, advisory vote on whether the compensation paid to named executive officers should be submitted to stockholders for an advisory vote every one, two or three years (Proposal Three);

4.	Vote to Increase Shares Reserved for Stock Option Plan: To consider and act upon a proposal to approve an amendment to the Company’s 2017 Stock Option and Incentive Plan, increasing the number of shares of the Company’s common stock reserved for issuance under such plan from 300,000 shares to 650,000 shares (Proposal Four);

5.	Advisory Vote on Whether to Extend Common Stock Rights Plan by One Year: To conduct a non-binding, advisory vote on whether to amend the Company’s Common Stock Rights Plan extending its expiration date by one year to September 19, 2023 (Proposal Five);

6.	Ratification of the Appointment of the Independent Registered Public Accounting Firm: To ratify the selection by the Audit Committee of the Board of Directors of Wipfli LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2022 (Proposal Six); and

7.	Other Business: To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof, including approving any such adjournment or postponement, if necessary.

The Board of Directors has fixed the close of business on Thursday, April 14, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

/s/ Michael F. Brigham
Michael F. Brigham, Secretary
April 28, 2022

As part of the Company’s ongoing precautions regarding the COVID-19 pandemic and for the health and safety of its stockholders and employees, the Annual Meeting will be conducted remotely via a live audio webcast as well as a telephone conference call at the date and time listed above. Details on how stockholders can participate in the Annual Meeting will be available at www.immucell.com, including information on how stockholders entitled to vote at the Annual Meeting can vote their shares if they elect not to do so in advance of the Annual Meeting. If you do expect to vote at the Annual Meeting, please contact our Voting Inspector in advance of the meeting at (207) 878-2770 Ext. 0 or via email at mail@immucell.com.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON (THROUGH THE LIVE AUDIO WEBCAST OR THE TELEPHONE CONFERENCE CALL), PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING IN PERSON (THROUGH THE LIVE AUDIO WEBCAST OR VIA THE TELEPHONE CONFERENCE CALL).

ImmuCell Corporation

56 Evergreen Drive

Portland, ME 04103

April 28, 2022

PROXY STATEMENT

2022 Annual Meeting of Stockholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ImmuCell Corporation (the Company), a Delaware corporation, of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at 3:00 PM ET on Wednesday, June 15, 2022 remotely via a live audio webcast and telephone conference call, and any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are first being given or sent to stockholders on or about April 28, 2022. Stockholders who execute proxies may revoke them at any time before exercise thereof.

VOTING OF OUTSTANDING COMMON STOCK

Only stockholders of record at the close of business on Thursday, April 14, 2022, the record date, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and at any adjournments thereof. As of such date, there were 7,742,864 shares of common stock of the Company issued and outstanding. Each share is entitled to one vote with respect to all matters to be acted upon at the meeting. The holders of one-third of the shares of the Company’s common stock outstanding and entitled to vote, represented at the meeting in person (during the live audio webcast and telephone conference call) or by proxy, shall constitute a quorum for the transaction of business. Votes cast in person (during the live audio webcast meeting via the telephone conference call link) or by proxy at the meeting will be tabulated by the voting inspector appointed for the meeting.

Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize the persons named in this proxy to vote your shares at the Annual Meeting in the manner that you direct, or if you do not direct us in your signed proxy, in the manner as recommended by the Board of Directors in this Proxy Statement. You can vote for the director nominees or withhold your vote for one or all nominees. You also can vote for or against the other proposals (or, in the case of votes on Proposal Three, for every year, every two years or every three years) or abstain from voting. If you request a proxy card, and return your signed proxy card, but do not give voting instructions, the shares represented by that proxy will be voted FOR each proposal (or, in the case of Proposal Three, for every year).

With regard to the election of directors (Proposal One), votes may be cast in favor or withheld. The nominees for director receiving a plurality of the votes cast by the holders of the common stock represented at the meeting in person or by proxy will be elected. This means that the seven nominees receiving the largest number of votes cast will be elected.

With respect to Proposal Two, the Company is providing you with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the four executive officers named in the “SUMMARY COMPENSATION TABLE” under “EXECUTIVE COMPENSATON”, as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission (SEC). This proposal, which is commonly referred to as “say-on-pay”, is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934 (Exchange Act). The affirmative vote of the holders of a majority of the shares of the Company’s common stock represented at the meeting is required to approve Proposal Two. Abstentions and votes against may be specified on this proposal. Since the approval of Proposal Two requires the approval of the holders of a majority of the shares of the Company’s common stock represented at the meeting, abstentions, broker non-votes (see below) and votes against will have the effect of a negative vote.

With respect to Proposal Three, the Company is providing you with the opportunity to vote to approve, on a non-binding, advisory basis, whether the vote to approve executive compensation be held every year, every two years or every three years. A plurality of votes cast will be used to determine the results of the non-binding, advisory vote on Proposal Three.

With respect to Proposal Four, the Company is providing you with the opportunity to vote to approve an amendment to the Company’s 2017 Stock Option and Incentive Plan to increase the number of shares reserved for issuance pursuant to this plan by 350,000 shares from 300,000 shares to 650,000 shares. The affirmative vote of the holders of a majority of the shares of the Company’s common stock represented at the meeting is required to approve Proposal Four. Abstentions and votes against may be specified on this proposal. Since the approval of Proposal Four requires the approval of the holders of a majority of the shares of the Company’s common stock represented at the meeting, abstentions, broker non-votes (see below) and votes against will have the effect of a negative vote.

With respect to Proposal Five, the Company is providing you with the opportunity to vote to approve, on a non-binding, advisory basis, an amendment to the Company’s Common Stock Rights Plan extending its expiration date by one year from September 19, 2022 to September 19, 2023. The affirmative vote of the holders of a majority of the shares of the Company’s common stock represented at the meeting is required to approve Proposal Five. Abstentions and votes against may be specified on this proposal. Since the approval of Proposal Five requires the approval of the holders of a majority of the shares of the Company’s common stock represented at the meeting, abstentions, broker non-votes (see below) and votes against will have the effect of a negative vote. However, recognizing that there may be a substantial number of broker non-votes, the Company’s Board of Directors, which has the authority to amend the Common Stock Rights Plan, intends to be guided by the votes actually cast on this proposal in deciding whether to extend the expiration date of such plan by one year.

A plurality of votes cast will be used to determine the results of the non-binding, advisory votes on Proposal One and Proposal Three. Brokers cannot vote on their customers’ behalf on “non-routine” proposals (Proposals One, Two, Three, Four and Five) without voting instructions from their customers. Because brokers require their customers’ direction to vote on such non-routine matters, it is critical that stockholders provide their brokers with voting instructions. If you hold your shares in street name and do not provide voting instructions to your bank, broker or other custodian, your shares will not be voted on Proposals One, Two, Three, Four and Five (a “broker non-vote”). Because a plurality of votes cast will be used to determine the results of the election of directors (Proposal One) and the non-binding, advisory vote on the frequency of the advisory vote to approve executive compensation (Proposal Three), abstentions and broker non-votes will have no effect on the outcome of the votes on Proposals One and Three. Abstentions, however, are counted towards establishing a quorum for the Annual Meeting.

With respect to Proposal Six, the Company is providing you with the opportunity to ratify the appointment of our Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares of the Company’s common stock represented at the meeting is required to ratify Proposal Six. Abstentions and votes against may be specified on this proposal. Brokers and other record holders have discretion to vote on this proposal in the absence of written instructions from the beneficial holder of shares. Since the ratification of Proposal Six requires the approval of the holders of a majority of the shares of the Company’s common stock represented at the meeting, abstentions and votes against will have the effect of a negative vote.

Approximately 830 of our stockholders hold their shares through a stockbroker, bank, trustee, or other nominee (Beneficial Owner), and approximately 671 of our stockholders hold their shares directly in their own name (Stockholder of Record). As summarized below, there are some distinctions between shares held beneficially and those owned of record.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being made available to you through your bank, broker, trustee, or nominee, which is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee, or nominee on how to vote the shares you own beneficially, and you are also invited to attend the meeting via the live audio webcast and/or the telephone conference call. Your bank, broker, trustee, or nominee is obligated to provide you with voting instructions for use in instructing the bank, broker, trustee, or nominee how to vote these shares. However, since you are not the stockholder of record, you may not vote these shares unless you have a proxy from the bank, broker, trustee or nominee that is the holder of record of the shares giving you the right as beneficial owner to vote the shares during the live audio webcast meeting via the telephone conference call link. If you do not give instructions to your bank, brokerage firm, trustee or other nominee, they will not be allowed to vote your shares with respect to certain “non-discretionary” proposals, but will be able to vote your shares with respect to certain “discretionary” proposals. The election of directors (Proposal One), the advisory vote to approve executive compensation (Proposal Two), the advisory vote on the frequency of the advisory vote to approve executive compensation (Proposal Three), the vote to amend the 2017 Stock Option and Incentive Plan (Proposal Four) and the vote to extend the term of the Common Stock Rights Plan (Proposal Five) are considered to be “non-discretionary” proposals on which banks and brokerage firms may not vote without instructions from the beneficial owner. “Broker non-votes” for “non-discretionary” proposals are votes with respect to shares that are held in “street name” by a bank, brokerage firm, trustee or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. The ratification of the appointment of our Independent Registered Public Accounting Firm (Proposal Six) is considered to be a “discretionary” proposal on which banks, brokerage firms, trustees or other nominees may vote in the absence of instructions from the beneficial owner.

Stockholder of Record: If your shares are registered directly in your name with ImmuCell’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares and these proxy materials are being made available directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the live audio webcast meeting via the telephone conference call link.

The preliminary voting results will be announced at the meeting. The final voting results will be tallied by the voting inspector and reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the meeting.

EXPENSES AND SOLICITATION

The cost of preparing, assembling, and mailing the proxy material and of reimbursing banks, brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. Although the Company reserves the right to do so, the Company does not currently intend to solicit proxies otherwise than by use of the mail, but certain officers, employees and advisors of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND COMMUNICATIONS

Proposals (other than director nominations, which are addressed in the following paragraph) of stockholders of the Company intended to be presented at the 2023 Annual Meeting of Stockholders must be received by the Company at its principal place of business no later than December 30, 2022 (which date is 120 days prior to the first anniversary of on or about when the 2022 Proxy Statement was first mailed to stockholders) to be eligible for possible inclusion in the Company’s Proxy Statement and form of proxy relating to the 2023 meeting. Certified mail addressed to the Secretary of the Company is advised. No such proposals were received by the Company by December 30, 2021 for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2022 Annual Meeting of Stockholders.

The Nominating Committee of the Board of Directors will consider nominees for director recommended by stockholders, applying the same evaluation standards as it would apply to candidates identified by management, other members of the Board of Directors or the Nominating Committee. Recommendations for director nominees may be sent to the Nominating Committee through the Secretary of the Company. Under the advance notice provisions in the Company’s By-laws, stockholders intending to formally nominate a person for election as a director at the Annual Meeting, as distinguished from recommending a candidate to the Nominating Committee, must notify the Nominating Committee through the Secretary of the Company in writing of this intent not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting and meet other requirements set forth in the By-laws. If the date of the Annual Meeting is changed by more than 30 days from such anniversary date, the notice from the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of such Annual Meeting was mailed to stockholders. Such notice must comply with the provisions set forth in the By-laws. No such nomination by stockholders was received by the Secretary of the Company for consideration in connection with the 2022 Annual Meeting of Stockholders. A copy of the relevant provisions of the By-laws will be sent to any stockholder who requests these in writing. Such requests should be addressed to the Secretary of the Company.

Stockholders that wish to send communications to the Board of Directors for any reason may do so by mail sent to ImmuCell Corporation, 56 Evergreen Drive, Portland, Maine 04103, Attention: Secretary. The Secretary is responsible for bringing any such communications to the attention of the full Board of Directors at its next regularly scheduled meeting, which is generally quarterly. Additionally, after adjournment of the formal business matters at each year’s Annual Meeting, there is an opportunity for stockholders to communicate directly with the Company’s management and directors. Normally, the Company encourages its directors to attend the Annual Meeting of Stockholders in person. However, due to the COVID-19 pandemic, all directors attended the 2021 Annual Meeting of Stockholders virtually and plan to attend the 2022 Annual Meeting of Stockholders either virtually or in person.

All shares represented by proxies in the form enclosed herewith will be voted at the meeting and adjournments thereof in accordance with the terms of such proxies and the pertinent statements included herein relative to the exercise of the power granted by said proxies, provided such proxies appear to be valid and executed by stockholders of record entitled to vote thereat and have not previously been revoked. A proxy may be revoked at any time prior to its exercise by the filing with the Secretary of the Company of an instrument revoking such proxy or a duly executed proxy bearing a later date. A stockholder’s proxy will not be voted if the stockholder attends the virtual meeting and elects to vote in person (during the live audio webcast via the telephone conference link). Where the person solicited specifies in his, her or its proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted FOR the election of the nominees listed in Proposal One, FOR the advisory vote to approve executive compensation outlined in Proposal Two, FOR the advisory vote to approve an annual “say-on-pay” vote outlined in Proposal Three, FOR the vote to amend the 2017 Stock Option and Incentive Plan outlined in Proposal Four, FOR the advisory vote to extend the Common Stock Rights Plan by one year outlined in Proposal Five and FOR the ratification of the appointment of the Independent Registered Public Accounting Firm described in Proposal Six.

LEADERSHIP STRUCTURE OF THE BOARD OF DIRECTORS

With approval from the Board of Directors, the Compensation and Stock Option Committee determined that the title of President and CEO should be given to an individual not being the same person holding the title of Chair. The objective of this policy is to avoid a concentration of authority in any one person. Mr. Michael F. Brigham has served as President and CEO since February 2000. Since February 2013, Dr. David S. Tomsche has served as Chair of the Board of Directors. Ms. Bobbi Jo Brockmann has served as Vice President of Sales and Marketing since February 2015. Ms. Elizabeth L. Williams has served as Vice President of Manufacturing Operations since April 2016. Dr. Joseph H. Crabb served as Vice President and Chief Scientific Officer from December 1998 to February 2022, and he also served as Chair of the Board of Directors from June 2009 to February 2013. It is the policy of the Board of Directors to have a portion of the meeting without the presence of the executive officers each time that the board or any of its committees meets to assure that candid discussions of business matters are conducted with and without the influence of the executive officers.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

During the year ended December 31, 2021, the Board of Directors of the Company held four regular meetings and four special meetings and took action by unanimous written consent twice. The committees of the Board of Directors are the Audit Committee, the Compensation and Stock Option Committee and the Nominating Committee. During the year ended December 31, 2021, each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the board on which he or she served (during the periods that he or she served). The board has not set a formal policy for required meeting attendance. A high level of attendance and participation is expected, and to date directors have fulfilled this expectation. At the first meeting of the board following this year’s Annual Meeting, executive officers will be appointed and directors will be appointed to serve on the various board committees until the next Annual Meeting and until their successors are elected.

The Board of Directors has established an Audit Committee for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits and reviews of its financial statements. The Audit Committee engages the Company’s Independent Registered Public Accounting Firm, consults with such auditors with regard to audit plans, reviews the annual reports of the independent auditors, oversees the adequacy of the Company’s internal operating procedures and controls, meets with management and the auditors to review quarterly and annual financial results, authorizes the public release of press releases covering financial results, reviews and authorizes quarterly and annual reports filed with the SEC and otherwise oversees compliance with certain legal, ethical and regulatory matters. The development and manufacture of efficacious products with and without regulatory approval is subject to considerable risk. The Audit Committee takes the lead on oversight of credit, liquidity and operational risk, but the entire board, in conjunction with the executive officers, is very involved with reviewing Audit Committee recommendations and making independent assessments of risks in all areas of the Company’s business. The Company does not have a specific risk management department, but the Company’s Director of Finance and Administration and its President and CEO manage and contract for the Company’s insurance coverages in consultation with outside experts, in addition to identifying, managing and monitoring risk in areas not specifically covered by insurance. The Director of Finance and Administration reports to the President and CEO, who reports to the board. The Committee’s current members are Mr. Rosgen, Dr. Tomsche and Mr. Wainman. Mr. Wainman serves as Chair of the Audit Committee. All members of the Audit Committee meet the heightened independence requirements for audit committees under applicable NASDAQ Stock Market rules. The Audit Committee held eight meetings and took action by unanimous written consent once during the year ended December 31, 2021. The Audit Committee Report can be found later in this Proxy Statement, and the “Charter and Powers of the Audit Committee” has been posted on the Company’s web-site (http://immucell.com/wp-content/uploads/2017/05/charter.pdf).

The Board of Directors has established a Compensation and Stock Option Committee (Compensation Committee) for the purpose of reviewing and recommending salary, bonus and other benefits for executive officers and directors of the Company. The Compensation Committee is responsible for administering the Company’s 2010 Stock Option and Incentive Plan and the 2017 Stock Option and Incentive Plan. The Compensation Committee’s current members are Ms. Basse, Mr. Cunningham and Mr. Rosgen, each of whom are independent directors. Mr. Cunningham serves as Chair of the Compensation Committee. The Compensation Committee held seven meetings and took action by unanimous written consent once during the year ended December 31, 2021. The Compensation Committee does not have a charter but instead operates within the authority provided by the Company’s By-laws and authorizing resolutions adopted by the board. Its recommendations on executive and director compensation are subject to review and final approval by the Board of Directors, a majority of whose members are independent directors. The Company’s President and CEO provides the Compensation Committee with recommendations relevant to a determination of executive and director compensation, but neither he nor Ms. Brockmann participates in votes of the Compensation Committee or the board in this regard. In recent years, the Compensation Committee has not retained or relied upon outside consultants to assist in its determination of executive or director compensation but does consider available compensation data. During the end of 2021 and beginning of 2022, the Compensation Committee did consider certain information provided by a consultant.

The Board of Directors has established a Nominating Committee for the purpose of recommending to the full board the number of directors to serve on the board, criteria for board membership and nominees for election to the board. In doing so, the Nominating Committee considers the integrity and relevant business experience of each nominee. All nominees included on this year’s proxy card were recommended by the Nominating Committee and then approved by a vote of the board. The Nominating Committee values diversity, believing that the Company benefits from decision making that includes a range of opinions, points of view and experience. For instance, the Nominating Committee would not want a board comprised only of directors having principally financial expertise or only of directors whose principal experience is in the dairy and beef industries. Likewise, the Nominating Committee believes that a board consisting of all men or all women would not be as strong as a gender-diverse board. While there is always room for improvement, the Nominating Committee believes that it has made substantial progress towards achieving these board diversity goals. The Committee’s current members are Ms. Basse, Mr. Cunningham and Mr. Wainman, each of whom are independent directors. Mr. Cunningham serves as Chair of the Nominating Committee. The Nominating Committee held one meeting during the year ended December 31, 2021. Provisions for stockholders to nominate candidates for election as directors are described above under the caption, “STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND COMMUNICATIONS”. Upon recommendation of the Nominating Committee, the Board of Directors adopted a charter for the Nominating Committee in December 2012. This charter sets forth the policy to be utilized by the Nominating Committee in considering nominees identified by management to serve as directors for the Company. The Charter of the Nominating Committee has been posted to the Company’s web-site (http://immucell.com/wp-content/uploads/2019/04/Nominating-Committee-Charter.pdf). The Nominating Committee applies the same evaluation standards in considering nominees for director recommended by stockholders.

DIRECTOR COMPENSATION

The following table contains information as to the compensation paid by the Company to its non-executive directors for services rendered during the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation	Total
Gloria J. Basse	$24,000	$42,200	$0	$66,200
David S. Cunningham	$24,000	$42,200	$0	$66,200
Steven T. Rosgen	$24,000	$42,200	$0	$66,200
Jonathan E. Rothschild(2)	$12,000	$0	$36,600	$48,600
David S. Tomsche, D.V.M.	$36,000	$42,200	$0	$78,200
Paul R. Wainman	$24,000	$42,200	$0	$66,200

(1)	This amount represents the non-cash compensation expense related to new stock option grants, which is being expensed over the three-year period from grant date.
(1)	Mr. Rothschild’s last term as a member of the Board of Directors ended in June 2021. All Other Compensation for Mr. Rothschild represents taxable income related to the exercise of stock options.

Officers of the Company, who are also directors, do not receive additional compensation for attendance at Board of Directors’ meetings or committee meetings. Effective July 1, 2017, the annual fee paid to non-employee directors was increased from $20,000 to $24,000. Effective January 1, 2022, this annual fee paid to non-employee directors was increased from $24,000 to $28,000. Effective January 1, 2022, compensation for members of the Audit Committee was set at $2,000 per year. Effective January 1, 2013, the additional compensation for the Chair of the Board of Directors was set at $12,000 per year (Dr. Tomsche served as Chair during 2021). These fees are payable in four equal installments in advance as of the first day of each quarter. No other increases in these fees have been made since those noted above.

On March 19, 2018, each of the then current five outside directors were granted non-qualified stock options to purchase 15,000 shares of common stock under the 2017 Stock Option and Incentive Plan. These options have an exercise price equal to $7.08 per share, which was the fair market value of the common stock on the date of grant, and they vested on March 18, 2021. These options expire if not exercised by March 18, 2023 or, if earlier, within one month (twelve months in the case of death or disability) after termination of service as a director. Mr. Rothschild exercised his 15,000 stock options on June 3, 2021. At the time first appointed to the board, Ms. Basse was granted a non-qualified stock option to purchase 15,000 shares of common stock under the 2017 Stock Option and Incentive Plan with terms similar to those previously granted to all other directors. Ms. Basse’s options have an exercise price equal to $4.81 per share, which was the fair market value of the common stock on the date of grant (June 29, 2020), and vest on June 28, 2023. These options expire if not exercised by June 28, 2025 or, if earlier, within one month (twelve months if in the case of death or disability) after termination of service as a director. On June 17, 2021, each of the then current five outside directors were granted non-qualified stock options to purchase 10,000 shares of common stock under the 2017 Stock Option and Incentive Plan. These options have an exercise price equal to $10.04 per share, which was the fair market value on the date of grant, and they vest on June 16, 2024. These options expire if not exercised by June 16, 2026 or, if earlier, within one month (twelve months in the case of death or disability) after termination of service as a director.

INDEMNIFICATION AGREEMENTS

The Company has entered into indemnification agreements with its directors and executive officers in substantially the form approved by the stockholders at the 1989 Annual Meeting, as recently updated. The agreements include procedures for reimbursement by the Company of certain liabilities and expenses which may be incurred in connection with service as a director or executive officer. The Company expects to enter into indemnification agreements with individuals who become directors in the future, as well as such executive officers of the Company as the Board of Directors may from time to time determine.

EXECUTIVE COMPENSATION

Under the By-laws, executive officers are elected by the Board of Directors at its first meeting following each Annual Meeting of Stockholders of the Company, and each serves for a one-year term and until his or her successor is chosen and qualified, but all officers are employees of the Company “at will”, and their service may be terminated at any time without payment of severance or similar benefits, except as described below under “EMPLOYMENT AGREEMENTS”. As of the date of this Proxy Statement, the Company has three executive officers, as follows:

MICHAEL F. BRIGHAM: Information concerning the background and experience of Mr. Brigham and the period during which he has served in his current capacity is set forth below under the caption “ELECTION OF THE BOARD OF DIRECTORS (Proposal One)”.

BOBBI JO BROCKMANN: Information concerning the background and experience of Ms. Brockmann and the period during which she has served in her current capacity is set forth below under the caption “ELECTION OF THE BOARD OF DIRECTORS (Proposal One)”.

ELIZABETH L. WILLIAMS: Ms. Williams (Age: 66) joined the Company during the second quarter of 2016 as Vice President of Manufacturing Operations. Previously, she led the U.S. Region for Zoetis as Vice President, Global Manufacturing and Supply. Prior to that, she held multiple Site Leader positions at Pfizer Animal Health facilities in Lincoln, Nebraska (2008-2011), Conshohocken, Pennsylvania (2006-2008) and Lee’s Summit, Missouri (2003-2006). She led the manufacturing organization (1999-2003) and the Process and Product Development group (1995-1999), achieving registration, approval and successful scale-up of five new products at the Lee’s Summit facility. She earned her Masters of Business Administration from Rockhurst University in Kansas City, Missouri and her Bachelor’s degree in Biology from the University of Missouri.

SUMMARY COMPENSATION TABLE

The following table contains information as to the total compensation paid by the Company to its executive officers for services rendered during the years ended December 31, 2021 and 2020:

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	All Other Compensation(3)	Total

Michael F. Brigham	2021	$331,460	$0	$0	$28,129	$359,589
President, Chief Executive Officer, Treasurer and Secretary	2020	$324,893	$0	$0	$29,379	$354,272

Bobbi Jo Brockmann(4)	2021	$250,831	$22,500	$76,500	$26,247	$376,078
Vice President of Sales and Marketing	2020	$245,686	$12,645	$0	$41,178	$299,509

Joseph H. Crabb, Ph.D.(5)	2021	$68,044	$0	$0	$2,722	$70,765
Vice President and Chief Scientific Officer	2020	$52,867	$0	$0	$2,115	$54,982

Elizabeth L. Williams	2021	$245,612	$0	$0	$19,508	$265,120
Vice President of Manufacturing Operations	2020	$236,165	$0	$0	$19,483	$255,648

(1)	Bonus (or variable compensation) is reported in the year earned, even if paid in the beginning of the next year.
(2)	This non-cash amount of compensation represents the fair market value of the stock options estimated on the date of grant.
(3)	This amount includes Company-paid contributions to a 401(k) Plan, health insurance premiums and life insurance premiums that are available to all employees of similar employment status, if elected. For Ms. Brockmann, this amount also includes the personal use of a Company-owned vehicle.
(4)	The Option Awards amount for Ms. Brockmann during 2021 represents the value of a grant of 18,000 stock options made in January 2022 related to her 2021 performance.
(5)	Dr. Crabb resigned as an executive officer effective February 11, 2022 and retains a consulting relationship with the Company as an independent contractor.

Generally during the first quarter of each year, annual salaries and bonuses for these named executive officers are determined at the discretion of the Compensation and Stock Option Committee. Effective February 2, 2019, the annual salary for Mr. Brigham was increased by 2% to $316,212. Effective February 1, 2020, the annual salary for Mr. Brigham was increased by 3% to $325,698. Effective January 30, 2021, the annual salary for Mr. Brigham was increased by 2% to $332,212. Effective February 26, 2022, the annual salary for Mr. Brigham was increased by 4% to $345,500. Effective February 2, 2019, the annual salary for Ms. Brockmann was increased by 2% to $239,292. Effective February 1, 2020, the annual salary for Ms. Brockmann was increased by 3% to $246,471, and she was paid $15,000 in variable compensation related to her 2019 performance. Effective January 30, 2021, the annual salary for Ms. Brockmann was increased by 2% to $251,400, and she was paid $12,645 in variable compensation related to her 2020 performance. Effective February 26, 2022, the annual salary for Ms. Brockmann was increased by 4% to $261,456, and she was paid $22,500 and awarded 18,000 stock options with an exercise price of $8.15 per share in variable compensation related to her 2021 performance. Effective February 2, 2019, the annual salary for Dr. Crabb was increased by 3% to $51,500. Effective February 1, 2020, the annual salary for Dr. Crabb was increased by 3% to $53,045. Effective January 30, 2021, the annual salary for Dr. Crabb was increased by 32% to $70,000. Dr. Crabb resigned as an executive officer of the Company effective February 11, 2022 and retains a consulting relationship with the Company as an independent contractor. This independent contractor agreement provides for the potential for Dr. Crabb to earn $70,000 if certain regulatory objectives are achieved. Effective February 2, 2019, the annual salary for Ms. Williams was increased by 3% to $228,094. Effective February 1, 2020, the annual salary for Ms. Williams was increased by 4% to $237,218, and she was paid $5,000 in variable compensation related to her 2019 performance. Effective January 30, 2021, the annual salary for Ms. Williams was increased by 4% to $246,707. Effective February 26, 2022, the annual salary for Ms. Williams was increased by 4% to $256,575.

Effective December 1, 2021 through November 30, 2022, the Company expects to contribute approximately $17,450 per year towards the cost of family health insurance coverage for each full-time employee electing this coverage. Mr. Brigham and Ms. Brockmann elected this coverage. Effective December 1, 2021 through November 30, 2022, the Company expects to contribute approximately $11,672 per year towards the cost of employee and spouse health insurance coverage for each full-time employee electing this coverage. Ms. Williams elected this coverage. Dr. Crabb pays for his own health insurance.

EMPLOYMENT AGREEMENTS

Effective March 26, 2010, Mr. Brigham entered into an amendment to his employment agreement that superseded and replaced in their entirety previous employment agreements. By waiving rights to contractual employment, this named executive officer agreed to serve the Company in an “at will” capacity on such terms as the Board of Directors may from time to time determine, subject to termination by the Board of Directors at any time with or without cause and without a contractual right to severance compensation. Effective March 25, 2020, the Company entered into a Severance Agreement with Mr. Brigham, under which the Company agreed to pay this executive (or his estate) 75% of his then current salary plus any accrued and unused paid time off in the event of the involuntary termination of his employment by the Company (except for cause) or in the event of termination by him for good reason. Effective March 28, 2022, the Company entered into an amended and restated Separation and Deferred Compensation Agreement (the “Deferred Compensation Agreement”) with Mr. Brigham that superseded and replaced in its entirely the March 2020 contract discussed above, and the Company entered into an Incentive Compensation Agreement (the “Incentive Agreement”) with Mr. Brigham. Mr. Brigham’s March 2022 Deferred Compensation Agreement allows Mr. Brigham to receive up to an additional $300,000 in deferred compensation and to be paid all earned and unused paid time off upon separation from the Company for any reason. This deferred compensation payment vests as to $100,000 on January 1, 2023, as to an additional $100,000 on January 1, 2024 and as to the final $100,000 on January 1, 2025. In addition, upon termination of Mr. Brigham’s employment (a) by the Company other than for cause, (b) due to death or disability or (c) by Mr. Brigham for good reason, the Company agrees to pay Mr. Brigham 100% of his then current base salary. Mr. Brigham’s March 2022 Incentive Agreement provides for the potential to earn up to an additional $150,000 if certain regulatory and financial objectives are achieved during 2022. Under these contract amendments, Mr. Brigham continues to serve the Company as President and CEO. Effective March 28, 2022, the Company entered into an incentive compensation agreement with Ms. Brockmann that superseded and replaced in its entirety a previous contract. Ms. Brockmann’s agreement provides for the potential to earn up to an additional $80,000 if certain financial performance objectives are achieved during 2022. Ms. Brockmann’s March 2022 agreement extends the potential to earn an additional $50,000 one year after regulatory approval of Re-Tain® if she is still a full-time employee at that time and an additional $50,000 two years after regulatory approval of Re-Tain® if she is still a full-time employee at that time, an arrangement that was first agreed to in her March 2017 agreement. Effective March 21, 2019, the Company entered into an incentive compensation agreement with Ms. Williams that superseded and replaced in its entirety a previous contract. This agreement provided for the potential to earn an additional $100,000 if regulatory approval of Re-Tain® is achieved while she is still a full-time employee. Effective March 28, 2022, the Company entered into an amended and restated Incentive Agreement with Ms. Williams, superseding the 2019 agreement, that maintained the potential to earn an additional $100,000 upon regulatory approval of Re-Tain® and added the potential to earn an additional $100,000 if regulatory approval of the Company’s in-house aseptic fill operation is achieved, in each case while she is still a full-time employee.

OUTSTANDING EQUITY AWARDS

Stock options are the only outstanding form of equity awards to the Company’s employees and directors. The following table contains information on stock options held by the Company’s named executive officers that were outstanding as of December 31, 2021:

Name	Number of Shares Underlying Unexercised Options - Exercisable	Number of Shares Underlying Unexercised Options - Unexercisable(1)	Option Exercise Price	Date of Grant	Expiration Date

Michael F. Brigham	25,000	0	$5.84	02/10/2017	02/09/2027
	20,000	0	$7.80	01/08/2018	01/07/2028

Bobbi Jo Brockmann	10,000	0	$7.54	12/16/2015	12/15/2025
	10,000	0	$5.84	02/10/2017	02/09/2027
	7,500	0	$7.80	01/08/2018	01/07/2028
	0	10,000	$5.18	12/11/2019	12/10/2029

Joseph H. Crabb Ph.D. (2)	1,000	0	$5.84	02/10/2017	02/09/2027

Elizabeth L. Williams	25,000	0	$6.70	04/04/2016	04/03/2026
	10,000	0	$5.84	02/10/2017	02/09/2027
	7,500	0	$7.80	01/08/2018	01/07/2028
	0	10,000	$5.18	12/11/2019	12/10/2029

(1)	These stock options became/become exercisable three years after the date of grant.
(2)	Dr. Crabb resigned as an executive officer of the Company effective February 11, 2022 and retains a consulting relationship with the Company as an independent contractor. These stock options were exercised by Dr. Crabb within 30 days of his resignation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the Company regarding beneficial ownership of the Company’s common stock as of April 14, 2022 of (i) each person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) each of the Company’s directors, (iii) each of the Company’s executive officers named in the “SUMMARY COMPENSATION TABLE” above, (iv) the five largest stockholders listed in this table as a group and (v) all directors and named executive officers of the Company as a group:

Name of Beneficial Owner	Shares of the Company’s Common Stock Beneficially Owned (1)	Percent of the Company’s Common Stock Beneficially Owned
Sandra F., Norman H. and Brian L. Pessin (2)	1,216,137	15.7%
Jonathan E. Rothschild (3)	514,003	6.6%
Michael F. Brigham (4)	260,752	3.3%
Joseph H. Crabb. Ph.D. (5)	142,845	1.8%
David S. Tomsche D.V.M. (6)	100,519	1.3%
Elizabeth Williams (7)	42,500	0.5%
Bobbi Jo Brockmann (8)	36,021	0.5%
David S. Cunningham (9)	30,000	0.4%
Paul R. Wainman (10)	21,269	0.3%
Steven T. Rosgen (11)	15,000	0.2%
Gloria J. Basse (12)	0	0.0%
The five largest stockholders listed in this table as a group (13)	2,234,256	28.6%
Directors and named executive officers as a group (8 persons) (14)	506,061	6.4%

(1)	The persons named in the table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, subject to the information contained in the footnotes to this table. The figures in the table include shares of common stock covered by stock options which are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.

(2)	The address for the Pessins is 400 East 51st Street, PH31, New York, NY 10022. The Pessins have indicated that each of them has sole voting and dispositive/investment power with respect to the shares of common stock owned by them individually: Norman H. Pessin–703,636 shares (9.1%), Sandra F. Pessin–401,819 shares (5.2%) and Brian L. Pessin–110,682 shares (1.4%).

(3)	The address for Mr. Rothschild is c/o Arterio, Inc., 1061-B Shary Circle, Concord, CA 94518. This figure includes 226,416 shares of common stock held by Arterio Inc., a corporation owned solely by Mr. Rothschild.

(4)	This figure includes 45,000 vested stock options that are described in the “OUTSTANDING EQUITY AWARDS” table and 11,000 shares of common stock held by the mother of Mr. Brigham. Mr. Brigham also holds 1,000 unvested stock options that were granted during 2022.

(5)	Dr. Crabb holds these shares of common stock jointly with his former spouse.

(6)	This figure includes 6,092 shares of common stock held by immediate family members of Dr. Tomsche and 15,000 vested stock options. Dr. Tomsche also holds 10,000 unvested stock options.

(7)	This figure is comprised of 42,500 vested stock options. Ms. Williams also holds 10,000 unvested stock options that are described in the “OUTSTANDING EQUITY AWARDS” table. Ms. Williams also holds 1,000 unvested stock options that were granted during 2022.

(8)	This figure includes 7,466 shares of common stock held by Ms. Brockmann and 1,055 shares of common stock held jointly with her spouse and 27,500 vested stock options. Ms. Brockmann also holds 10,000 unvested stock options that are described in the “OUTSTANDING EQUITY AWARDS” table. Ms. Brockmann also holds 18,000 unvested stock options that were granted during 2022.

(9)	This figure includes 15,000 shares of common stock held by the Cunningham Family Revocable Trust, over which Mr. Cunningham has sole voting and dispositive/investment power, and 15,000 vested stock options. Mr. Cunningham also holds 10,000 unvested stock options.

(10)	This figure includes 15,000 vested stock options. Mr. Wainman also holds 10,000 unvested stock options.

(11)	This figure is comprised of 15,000 vested stock options. Mr. Rosgen also holds 10,000 unvested stock options.

(12)	Ms. Basse holds 25,000 unvested stock options.

(13)	This figure includes 60,000 shares of common stock covered by stock options, which are currently exercisable.

(14)	This figure includes 175,000 shares of common stock covered by stock options, which are currently exercisable.

The Company does not permit employees or directors to engage in hedging transactions with respect to the Company’s stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. David S. Tomsche (Chair of our Board of Directors) is a controlling owner of Leedstone Inc., a domestic distributor of ImmuCell products (the First Defense® product line and CMT), and of J-t Enterprises of Melrose, Inc., an exporter. His affiliated companies purchased $651,424 and $668,308 of products from us during the year ended December 31, 2021 and 2020, respectively, on terms consistent with those offered to other distributors of similar status. We made marketing-related payments of $0 and $975 to these affiliated companies during the years ended December 31, 2021 and 2020, respectively, which represent amounts similar to those offered to other distributors of similar status. Our accounts receivable (subject to standard and customary payment terms) due from these affiliated companies aggregated $55,490 and $51,286 as of December 31, 2021 and 2020, respectively.

The President and CEO of the Company is responsible for reviewing related party transactions. To assist with this process, each director is asked to complete an annual questionnaire covering transactions of this nature and other related matters. Regardless of dollar value, all related party transactions are reviewed with the relevant director and with the entire Board of Directors, if necessary.

ELECTION OF THE BOARD OF DIRECTORS (Proposal One)

Each of the seven persons listed below has been nominated to serve as a director until the next Annual Meeting of Stockholders and until his or her successor is chosen and qualified. Proxies in the enclosed form which are executed and returned will be voted (unless otherwise directed) FOR election as directors of the nominees listed below:

GLORIA J. BASSE Age: 62 Director since: June 2020	Ms. Basse was first elected to our Board of Directors at the 2020 Annual Meeting of Stockholders. Ms. Basse has been the senior executive director of Tonisity International, an animal nutrition company with offices in Ireland, Brazil and the United States, from 2017 to the present. Since 2016, Ms. Basse has been a Senior Associate at the Context Network, a business management and strategy consulting firm providing services to agriculture, biotechnology and food companies. She held various positions at Zoetis Inc. (formerly Pfizer Animal Health) from 1985 to 2015 and most recently served as Vice President of its U.S. pork business. Ms. Basse is a graduate of the University of Wisconsin and earned her Masters in Business Administration from the University of Rochester.

MICHAEL F. BRIGHAM Age: 61 Officer since: October 1991 Director since: March 1999	Mr. Brigham was appointed to serve as President and Chief Executive Officer in February 2000, while maintaining the titles of Treasurer and Secretary, and was appointed to serve as a Director of the Company in March 1999. He previously had been elected Vice President of the Company in December 1998 and had served as Chief Financial Officer since October 1991. He has served as Secretary since December 1995 and as Treasurer since October 1991. Prior to that, he served as Director of Finance and Administration since originally joining the Company in September 1989. Mr. Brigham served as a member of the Board of Directors of the United Way of York County from 2012 to 2019, serving as its Treasurer until June 2016 and as Chair of the Board of Directors for one year and as a member of its Executive Committee. Mr. Brigham served as the Treasurer of the Board of Trustees of the Kennebunk Free Library from 2005 to 2011. He re-joined the Finance Committee of the library in 2012. Prior to joining the Company, he was employed as an audit manager for the public accounting firm of Ernst & Young in New York City. Mr. Brigham earned his Masters in Business Administration from New York University in 1989 and a Bachelor of Arts degree (with a double major in Economics and Spanish) from Trinity College in Hartford, Connecticut in 1983.

BOBBI JO BROCKMANN Age: 46 Officer since: February 2015 Director since: March 2017	Ms. Brockmann served as a Director of the Company from March 2017 to September 2017 and from January 2018 to the present. She was promoted to Vice President of Sales and Marketing in February 2015. She joined the Company as Director of Sales and Marketing in January 2010. Prior to that, she had been employed as Director of Sales since May 2008 and Sales Manager from February 2004 to April 2008 at APC, Inc. of Ankeny, Iowa, a developer and marketer of functional protein products for animal health and nutrition. Prior to that, she held other sales and marketing positions at APC, W & G Marketing Company, Inc. of Ames, Iowa, The Council for Agricultural Science and Technology of Ames, Iowa and Meyocks Group Advertising of West Des Moines, Iowa after graduating from Iowa State University.

DAVID S. CUNNINGHAM Age: 56 Director since: September 2011	Mr. Cunningham is Chair of the Nominating Committee and of the Compensation and Stock Option Committee of the Board of Directors. He served on the Audit Committee of the Board of Directors until March 31, 2018. Effective January 1, 2018, he became Chief Commercial Officer of Bimeda, Inc., a global animal health company. He was Chief Operating Officer of Axxiom Consulting LLC (which firm has no direct or indirect material interest in the transactions of Axxiom LLC, which firm has been engaged to provide consulting services to the Company) from January 2013 to December 31, 2017. He was President and CEO of Teva Animal Health from May 2009 through December 2012. He was Vice President of Agri Laboratories, Ltd. of St Joseph, Missouri from 2003 to November 2008. Prior to that, he held several management related positions with Boehringer Ingelheim Vet medica, Inc. and Hoechst-Roussel Agri-Vet from 1990 to 2003.

STEVEN T. ROSGEN Age: 56 Director since: January 2018	Mr. Rosgen joined the Board of Directors in January 2018 and the Audit Committee of the Board of Directors effective April 1, 2018. He is President of Strategem Research Inc., founded in 2005. Strategem’s mission is to capture and leverage customer insights when launching new technologies and revitalizing brands that have struggled in the market. Mr. Rosgen specializes in value proposition development and pricing strategy. He has worked with global brands across a range of industries including multiple agricultural sectors (ag informatics, animal health, biotechnology, crop protection, fertilizer, equipment, finance, grain marketing, livestock production, retail and seed technology). Before founding Strategem, Mr. Rosgen was a senior partner with Street Smart Strategic Planning and Research Coordinator for Baker Lovick/BBDO Advertising. He holds a Bachelor of Commerce Degree from the University of Calgary.

David S. Tomsche, D.V.M. Age: 65 Director since: December 2006	Dr. Tomsche was appointed to serve as Chair of the Board of Directors in February 2013. He served on the Nominating Committee of the Board of Directors until September 2017. He served on the Audit Committee from February 2014 through March 2014 and rejoined this committee in June 2021. He is a large animal veterinarian and owner of Leedstone Inc. (formerly Stearns Veterinary Outlet, Inc., an animal health distribution and milking system installation company) and of J-t Enterprises of Melrose, Inc., an exporter of ImmuCell products. He also is a dairy producer. He obtained his degrees from the University of Minnesota.

PAUL R. WAINMAN Age: 57 Director since: March 2014	Mr. Wainman was appointed to the Board of Directors on March 31, 2014 and is a member of the Audit and Nominating Committees and serves as Chair of the Audit Committee. He qualifies to serve as a “financial expert” given his background in accounting and finance. Mr. Wainman has served as Chief Financial Officer of Hancock Lumber, a 650-employee lumber and building products company located in Casco, Maine, since February 2016 and as its President since January 2020. From April 2015 until February 2016, he was a business strategy and financial consultant specializing in the paper and greeting card industry. Prior to that, he was President of Kleinfeld, a personalized wedding stationery company, from September 2013 until April 2015. From 2005 to 2012, he was President and CEO of William Arthur, Inc., a division of Hallmark Cards, where he led a 275-employee manufacturer of luxury stationery products. Prior to that, he served another division of Hallmark Cards as CFO and COO from 1998 to 2004. He obtained a degree in Accounting and Financial Control from Sheffield City University in England and qualified as a Chartered Accountant of England and Wales in 1990.

Each of these individuals brings distinct skills, perspectives and attributes to the Board of Directors. Ms. Basse has extensive animal health marketing experience. Mr. Brigham is an executive officer who has been employed by the Company since 1989 and has a financial and accounting background. Ms. Brockmann is an executive officer who has been employed by the Company since 2010 and has extensive experience in the sales and marketing of products to the dairy and beef industries. Mr. Cunningham is the Chief Commercial Officer of a global animal health company and brings to the board substantial expertise in our industry. Mr. Rosgen has a depth of experience in sales and marketing and product branding. Dr. Tomsche is a veterinarian and owner of a distribution outlet of products and services for animals, as well as an investor in and owner of dairy farms, and brings to the board substantial expertise in our industry. Mr. Wainman has extensive managerial and financial training and expertise.

There is no family relationship between any executive officer, director, or person nominated or chosen by the Company to become a director. Except for Mr. Brigham and Ms. Brockmann (both of whom are Company employees), each of the Company’s existing directors or nominees qualifies as an “independent director” as defined under applicable NASDAQ Stock Market rules. In evaluating the independence of directors, the board did consider the matters described above under the caption “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”. If any of the individuals named above should not be available for election as contemplated, it is the intention of the persons named in the proxy to vote for such other person or persons as management may recommend. Management has no reason to believe any nominees will be unavailable. Any vacancies that may occur during the year may be filled by the Board of Directors to serve until the next Annual Meeting.

Under Nasdaq’s Board Diversity Rule, all operating companies listed on Nasdaq’s U.S. exchange are required to publicly disclose diversity statistics regarding their Board of Directors using the Board Diversity Matrix table below:

Board Diversity Matrix
Board Size:
Total Number of Directors	7

	Female	Male	Non-Binary	Did not Disclose Gender
Gender:
Directors	2	5	0	0
Number of Directors who identify in Any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian (other than South Asian)	0	0	0	0
South Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+			0
Persons with Disabilities			0

The Board of Directors recommends that you vote FOR the election of the seven nominees listed above.

NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (Proposal Two)

As required by Section 14A of the Exchange Act, which was enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is asking its stockholders to approve, on a non-binding, advisory basis, the compensation of its named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal is commonly referred to as "say-on-pay." We currently present such proposal to stockholders on an annual basis.

We maintain a simple executive compensation program that consists almost entirely of base salary and periodic stock option grants, with the possibility of annual discretionary bonuses and some contractually delineated bonus opportunities described above. Annual bonus payments awarded to these named executive officers by the Company since 2007 have been limited to $22,500, $12,645, $15,000 and $20,000 of variable compensation and discretionary bonuses paid to Ms. Brockmann in March 2022, February 2021, February 2020 and April 2019, respectively, a $5,000 discretionary bonus paid to Ms. Williams in February 2020 and a $10,000 discretionary bonus paid to Dr. Crabb in October 2018. These elements of compensation have been selected by the Compensation and Stock Option Committee (Compensation Committee) because the Compensation Committee believes that they effectively achieve the fundamental goals of our compensation program, which are to attract, motivate, retain and reward exceptionally talented executives; to align executive interests and stockholder interests through an appropriate mix of long-term and short-term incentives; and to maximize the financial efficiency of the program from risk, tax, accounting, and cash flow perspectives.

Except as described above, including under “EMPLOYMENT AGREEMENTS” above, the Company does not provide any compensation or benefit plans to these named executive officers that are not also available to other employees. The Company differentiates among key employees primarily based on size of base salary and size and frequency of stock option grants. Annual compensation decisions for the named executive officers are made by the Compensation Committee based on performance and market-related factors. Features of our compensation program for the named executive officers include the following:

●	A majority of total compensation is fixed, but is regularly reviewed and evaluated based on both long-term and short-term corporate performance.

●	Effective March 25, 2020, the Company entered into a Severance Agreement with Mr. Brigham. Effective March 28, 2022, this agreement was replaced and updated by a Separation and Deferred Compensation Agreement and an Incentive Compensation Agreement, which are described above.

●	Each year since 2017, the Company has entered into an Incentive Compensation Agreement with Ms. Brockmann that provides for certain variable compensation if certain financial results and regulatory objectives are achieved. Her 2022 agreement is described above.

●	During 2016, the Company entered into an incentive compensation agreement with Ms. Williams providing for certain variable compensation if certain regulatory approval objectives are achieved. This agreement was replaced and updated during 2019 and 2022. Her 2022 agreement is described above.

●	Equity awards, which consist of stock options, generally vest after a three-year period. The Compensation Committee believes that such awards, as well as their vesting schedules, align the interests of key employees and stockholders.

●	From time to time, the Compensation Committee reviews compensation against a peer group (companies of similar size and structure and most often in the same industry) to ensure that our total compensation is both competitive and appropriate.

●	The Compensation Committee annually reviews risk associated with our compensation program to ensure that our program does not create incentives that would encourage subjecting the Company to risks that are reasonably likely to have a material adverse effect on the Company.

The Company is asking its stockholders to indicate their support for the executive compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Our Board of Directors is asking stockholders to approve a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the “SUMMARY COMPENSATION TABLE” and “OUTSTANDING EQUITY AWARDS” table, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, the Compensation Committee and Board of Directors value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for these key employees.

The Board of Directors recommends that you vote FOR the approval of the non-binding, advisory resolution on compensation for the named executive officers.

NON-BINDING, ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (Proposal Three)

With respect to Proposal Three and as required by Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding, advisory vote on the frequency with which the Company’s stockholders shall have the non-binding, advisory “say-on-pay” vote on compensation paid to its named executive officers provided for in Proposal Two. Stockholders voted on a similar proposal at the Annual Meetings of Stockholders in 2019, 2020 and 2021 with a majority of the votes cast at each meeting voting to hold the “say-on-pay” vote every year. Since 2013, the “say-on-pay” vote has been held at every annual meeting, including this Annual Meeting. The Board of Directors believes it is in the best interest of the Company to continue to hold “say-on-pay” votes every year. The Company is asking whether the non-binding, advisory vote on the compensation paid to its named executive officers should occur every year, every two years or every three years. The Company asks that you support a frequency period of every year for future non-binding, advisory stockholder votes on the compensation paid to its named executive officers. Your vote on this Proposal Three is a non-binding, advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote. However, the Board values the opinions of stockholders, and to the extent there is any significant vote in favor of one frequency over the other options, the Board will consider the sentiment of stockholders and evaluate any appropriate next steps.

The Board of Directors recommends that you vote FOR the approval of the advisory vote on the frequency of voting on the compensation paid to the Company’s named executive officers to be held every year.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2017 STOCK OPTION AND INCENTIVE PLAN (THE “2017 PLAN”) (Proposal Four)

On December 23, 2021, the Compensation and Stock Option Committee of the Board of Directors approved an amendment to the 2017 Plan to increase the number of shares of the Company’s common stock reserved for issuance under the 2017 Plan by 350,000 shares from 300,000 shares to 650,000 shares, subject to approval by the stockholders of the Company. As of April 14, 2022, there were 2,500 shares of common stock available for grant under the 2017 Plan. Management believes that the reservation of 350,000 additional shares of common stock for the 2017 Plan is advisable in order to effectively attract and maintain key employees in the future.

In March 2017, the Board of Directors adopted the 2017 Plan, which was approved by the stockholders in June 2017. Only employees (including executive officers and employee directors) of the Company and such other individuals providing services to the Company as selected by the Compensation and Stock Option Committee of the Board of Directors (the “Committee”), which may include non-employee directors, are eligible to participate in the 2017 Plan. All employees of the Company are eligible for participation in the 2017 Plan. The 2017 Plan is intended to advance the Company’s interests by encouraging certain employees and other individuals providing services to the Company to own stock in the Company and to remain employees or service providers of the Company. The 2017 Plan allows for the granting of incentive stock options, non-qualified stock options, and stock appreciation rights (“SARs”). No SARs have been granted to date to any person under the 2017 Plan.

The 2017 Plan is administered by the Committee. The Committee in its discretion selects the key employees and other persons eligible to participate, determines the terms of awards, interprets the 2017 Plan, and makes all other determinations for administering the 2017 Plan.

The maximum number of shares of the Company’s common stock that may currently be issued pursuant to the 2017 Plan is 300,000 shares, subject to change in the event of subsequent stock splits or other capital changes. If an option that has been granted is subsequently terminated for any reason, such as due to the departure of an employee, the number of shares as to which the terminated option has not been exercised may again become available for the grant of options. During 2021, options to purchase an aggregate of 86,000 shares of common stock were granted to all employees and service providers as a group under the 2017 Plan at an average exercise price of $9.78 per share, and options to purchase an aggregate of 20,000 shares of common stock, previously outstanding, were terminated. As of April 14, 2022, options to purchase 333,000 shares were outstanding under the 2017 Plan to 66 employees and 5 outside directors, of which 98,500 were exercisable. The outstanding options include grants aggregating 53,500 shares that were made to 47 full-time employees and 5 part-time employees, subject to approval by stockholders of an amendment to the 2017 Plan increasing the number of shares reserved for issuance by 350,000 shares from 300,000 shares to 650,000 shares. If this amendment (Proposal Four) is not approved by a vote of stockholders, these grants will become null and void. Under the 2017 Plan, 18,000 options to purchase shares have been exercised.

The 2017 Plan provides that certain of the stock options are intended to qualify as “Incentive Stock Options” within the meaning of Section 422 of the Code. Other stock options will be granted as non-qualified stock options. Incentive Stock Options will be issued at an option price no less than the fair market value of the Company’s common stock on the date of grant (110% of fair market value in the case of 10% stockholders). Non-qualified stock options will be issued at an option price equal to no less than 85% of the fair market value of the Company’s common stock at the time the option is issued. Exercise of stock options will be subject to terms and conditions set by the Committee and set forth in the instrument evidencing the stock option. Stock options may be exercised with either cash or, in the discretion of the Committee, shares of common stock or vested stock options. The date of expiration of the stock option will be fixed by the Committee, but may not be longer than ten years from the date of grant (five years in the case of 10% stockholders and non-qualified stock options granted to directors). Upon termination of employment for any reason other than disability or death, all stock options will expire on the earlier of their expiration date or one month following such termination of employment. Upon termination of employment due to disability or death, all stock options will terminate on the earlier of their expiration date or one year following such termination of employment.

An optionee will not recognize income for Federal income tax purposes upon the grant of an Incentive Stock Option. An optionee will also not recognize income upon the exercise of an Incentive Stock Option; however, the difference between the option price and the fair market value of the stock acquired on the date of exercise is an item of tax preference for purposes of the alternative minimum tax. If no disposition of the stock acquired upon the exercise of the Incentive Stock Option occurs until after more than two years after the Incentive Stock Option was granted and more than one year after the transfer of such stock to the optionee, any gain or loss recognized upon such disposition will be treated as long-term capital gain or loss.

The disposition of the stock acquired upon the exercise of an Incentive Stock Option within two years after the Incentive Stock Option was granted or within one year after the transfer of the stock to the optionee will be a disqualifying disposition, and the optionee will generally recognize (i) ordinary compensation income for Federal income tax purposes in an amount equal to the excess of the fair market value on the date of exercise of the stock acquired over the option price and (ii) short or long-term capital gain (depending on how long the stock was held) to the extent the stock is disposed of in a sale or taxable exchange at a price in excess of the value of such stock on the date of exercise. If the amount realized by the optionee upon such a disposition is less than the value of the stock on the date of exercise, then the amount of income realized will be all compensation income and will be limited to the excess amount realized on the sale or exchange over the option price of the stock.

As is the case with an Incentive Stock Option, an optionee will not recognize income for Federal income tax purposes upon the grant of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, an optionee will generally recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the option price. Any gain or loss recognized by the optionee on the subsequent disposition of the stock will be capital gain or loss.

The Company will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as an optionee is required to recognize ordinary compensation income as described above. To the extent that an employee recognizes capital gain as described above, the Company will not be entitled to any deduction for Federal income tax purposes.

As described above, the selection of the employees of the Company who will receive additional grants under the 2017 Plan is to be determined by the Committee in its discretion. Therefore, it is not possible to predict the amounts that will be received by or allocated to particular individuals or groups of employees. During 2021, no stock options were granted to the current executive officers as a group, and options to purchase an aggregate of 86,000 shares were granted to 18 employees (who are not also executive officers) and to 5 members of our Board of Directors, as a group under the Company’s 2017 Plan.

The last sales price of the Company’s common stock on April 14, 2022 was XXX per share as quoted on The Nasdaq SmallCap market.

INTEREST OF CERTAIN PERSONS IN PROPOSAL FOUR ABOVE

The approval of the amendment to the 2017 Plan may benefit Mr. Brigham, Ms. Brockmann and Ms. Williams, executive officers of the Company, and the non-employee directors of the Company because they are eligible for grants under the 2017 Plan. Mr. Brigham and Ms. Williams each received a grant of 1,000 stock options during 2022 that become null and void if Proposal Four is not approved by stockholders.

The Board of Directors recommends that you vote FOR approval of the amendment to the 2017 Plan.

NON-BINDING, ADVISORY VOTE REGARDING AN AMENDMENT TO THE COMPANY’S COMMON STOCK RIGHTS PLAN (Proposal Five)

With respect to Proposal Five, the Company is providing stockholders with a non-binding, advisory vote on a proposal to amend the Company’s Common Stock Rights Plan by extending its expiration date by one year from September 19, 2022 to September 19, 2023.

In September 1995, the Company’s Board of Directors adopted a Common Stock Rights Plan (the “Rights Plan”) and declared a dividend of one common share purchase right (a “Right”) for each of the then outstanding or subsequently issued shares of the common stock of the Company. Each Right entitles the registered holder to purchase from the Company one share of common stock at an initial price of $70.00 per share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement between the Company and American Stock Transfer & Trust Co., as Rights Agent.

The Rights (as amended) become exercisable and transferable apart from the common stock upon the earlier of i) 10 days following a public announcement that a person or group (Acquiring Person) has, without the prior consent of the Continuing Directors (as such term is defined in the Rights Agreement), acquired beneficial ownership of 20% or more of the outstanding common stock or ii) 10 days following commencement of a tender offer or exchange offer the consummation of which would result in ownership by a person or group of 20% or more of the outstanding common stock (the earlier of such dates being called the Distribution Date).

Upon the Distribution Date, the holder of each Right not owned by the Acquiring Person would be entitled to purchase common stock at a discount to the initial purchase price of $70.00 per share, effectively equal to one half of the market price of a share of common stock on the date the Acquiring Person becomes an Acquiring Person. If, after the Distribution Date, the Company should consolidate or merge with any other entity and the Company were not the surviving company, or, if the Company were the surviving company, all or part of the Company’s common stock were changed or exchanged into the securities of any other entity, or if more than 50% of the Company’s assets or earning power were sold, each Right would entitle its holder to purchase, at the Rights’ then-current purchase price, a number of shares of the acquiring company’s common stock having a market value at that time equal to twice the Right’s exercise price.

At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment). At any time prior to 14 days following the date that any person or group becomes an Acquiring Person (subject to extension by the Board of Directors), the Board of Directors of the Company may redeem the then outstanding Rights in whole, but not in part, at a price of $0.005 per Right, subject to adjustment.

At various times over the years, the Company’s Board of Directors has voted to authorize amendments of the Rights Agreement to extend the Final Expiration Date, which is currently September 19, 2022. The Company’s Board of Directors also has voted to authorize amendments to increase the ownership threshold for determining “Acquiring Person” status to 20%. During the second quarter of 2015, the Company’s Board of Directors also voted to authorize an amendment to remove a provision that prevented a new group of directors elected following the emergence of an Acquiring Person (an owner of more than 20% of the Company’s stock) from controlling the Rights Plan by maintaining exclusive authority over the Rights Plan with pre-existing directors. The Board did this because such provisions have come to be viewed with disfavor by Delaware courts. Each time that the Rights Plan was amended the Company entered into amendments to the Rights Agreement with the Rights Agent reflecting such extensions, threshold increases or provision changes. No other changes have been made to the terms of the Rights or the Rights Agreement.

Shareholder rights plans such as the Rights Plan have come under increased scrutiny and criticism in recent years. Despite that, the Company’s Board of Directors has continued the Rights Plan in effect due to ongoing concerns that the market price of the Company’s stock did not fairly reflect the potential value of the Company’s existing product lines and its products that are in advanced stages of development, and that the relatively small market capitalization of the Company rendered the Company and its shareholders particularly vulnerable to unsolicited and inadequately priced acquisition efforts. More recently the trading range of the Company’s stock has risen, and the Board has decided that, rather than unilaterally extend the Rights Plan, it would seek an advisory vote of the stockholders to gauge stockholder support for continuing the Rights Plan before taking further action or, alternatively, allowing the Rights Plan to expire.

The Board of Directors does believe that current market prices still do not reflect the full value of the Company and, on that basis, recommends that you vote FOR the approval of the advisory vote to extend the Rights Plan by one year.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM (Proposal Six)

The Audit Committee has appointed Wipfli LLP to serve as our Independent Registered Public Accounting Firm for the year ending December 31, 2022. The Audit Committee’s engagement of this firm was made in accordance with procedures contemplated in that committee’s charter. This decision was ratified by the Board of Directors.

Although stockholder approval of the Audit Committee’s selection of Wipfli LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. A representative of Wipfli LLP is expected to be present (virtually) at the Annual Meeting with an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions during the live audio webcast via the telephone conference call link. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its selection of Wipfli LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, can direct the appointment of a different firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.

Principal Accounting Fees and Services

On April 12, 2019, the Company engaged Wipfli LLP for the first time as its Independent Registered Public Accounting Firm (IRPAF) for the year ended December 31, 2019 beginning with a customary review of the Company’s financial statements as of and for the quarter ended March 31, 2019. On March 20, 2020, the Company engaged Wipfli LLP as its IRPAF for the year ended December 31, 2020. On March 23, 2021, the Company engaged Wipfli as its IRPAF for the year ended December 31, 2021. On March 22, 2022, the Company engaged Wipfli as its IRPAF for the year ending December 31, 2022.

Set forth below is a summary of the fees incurred for services rendered by the Company’s Independent Registered Public Accounting Firm, Wipfli LLP, for the years ended December 31, 2021 and 2020:

	2021	2020
Audit Fees (1)	$120,750	$115,000
Audit-Related Fees (2)	2,969	2,300
Tax Return Fees (3)	0	0
Total	$123,719	$117,300

(1)	The Audit Fees include fees billed by or accrued for the auditors for their reviews of the quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for the first three quarters of each year and their audits of the annual financial statements included in the Company’s Annual Reports on Form 10-K and incidental expenses.

(2)	Audit-Related Fees include fees paid to Wipfli LLP during 2021 related to issuing a consent for our Registration Statement on Form S-3 and during 2020 related to work outside of the audit scope related to leases and Critical Accounting Matters.

(3)	The 2021 and 2020 tax returns were and are being prepared by a firm that is not the Company’s Independent Registered Public Accounting Firm.

Pre-Approval Policy

In accordance with the procedures set forth in its charter, the Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and other terms of those services) to be performed for the Company by its Independent Registered Public Accounting Firm. Such approval may be accomplished by approving the terms of the engagement prior to the engagement of the Independent Registered Public Accounting Firm with respect to such services or by establishing detailed pre-approval policies and procedures to govern such engagement. The Audit Committee authorizes management to spend up to $5,000 per year for services that are not anticipated at the time of the engagement, provided that the Audit Committee is promptly informed of such services.

Audit Committee Financial Expert

Mr. Paul R. Wainman, who joined our Board of Directors on March 31, 2014 and currently serves as Chair of the Audit Committee, meets the SEC’s definition of a financial expert. It is the opinion of the Company’s Board of Directors that the Company addresses its audit functions with a depth of penetration and rigor that meets the intent of the requirements of the Sarbanes-Oxley Act for the following reasons:

●	All members of the Audit Committee are independent directors, as defined by the SEC and NASDAQ.

●	The three members of the Audit Committee have knowledge of accounting for both their own businesses as well as for the Company. The three members of the Audit Committee have considerable experience operating his own marketing consulting firm, his own animal health company and a for-profit, privately-held commercial enterprise, respectively.

●	Internal audit work of the Company is performed by its Director of Finance and Administration, Senior Accountant and Office Manager.

●	The Company also continuously reviews, at its own initiative, the expertise of the members of its Board of Directors and its Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors reviews the financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with certain applicable laws and regulations. The Audit Committee is responsible for selecting and hiring the Independent Registered Public Accounting Firm and meets with those accountants (in person or by telephone) before each quarterly press release concerning the Company’s financial results. The Audit Committee approves the public disclosure and filing with the SEC of the related press releases. After reviewing the quarterly and annual reports that are prepared by management, the Audit Committee authorizes the filing of such reports with the SEC. All members of the Audit Committee meet the heightened independence requirements for audit committees under applicable NASDAQ Stock Market rules. Mr. Wainman joined the Audit Committee effective March 31, 2014 and serves as its Chair. Mr. Rosgen joined the Audit Committee as of April 2018. Dr. Tomsche joined the Audit Committee in June 2021. The Audit Committee currently operates under a charter adopted by the board in 2004. The Company has a January 1st to December 31st fiscal year. The Audit Committee met eight times and took action by unanimous written consent once during 2021.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2021 and discussed such statements with management and Wipfli LLP, the Company’s independent registered public accounting firm for 2021. The Audit Committee has discussed with Wipfli LLP various communications that Wipfli LLP is required to provide to the Audit Committee including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standards No. 1301 (Communication with Audit Committees). The Audit Committee received from Wipfli LLP the written disclosures and the letter required by applicable requirements of the PCAOB concerning independence and has discussed the auditor’s independence with them.

Based on the review and discussions noted above, the Audit Committee recommended to the board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and be filed with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

Submitted by: Audit Committee

Steven T. Rosgen

David S. Tomsche, D.V.M.

Paul R. Wainman, Chair

The Board of Directors recommends that you vote FOR the ratification of Wipfli LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2022.

CODE OF BUSINESS CONDUCT AND ETHICS

In December 2003, the Board of Directors of the Company adopted a Code of Business Conduct and Ethics (the Code) that applies to all employees of the Company, including the Company’s President and CEO and Director of Finance and Administration. This Code is a set of written standards that are designed to deter wrongdoing and to promote: (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in reports filed with the SEC, (iii) compliance with applicable laws, (iv) prompt internal reporting of violations of the Code and (v) accountability for adherence to the Code. On March 19, 2014, the Board of Directors approved several minor revisions to this Code. This Code has been posted on the Company’s web-site (http://immucell.com/wp-content/uploads/2017/05/2014-Code-of-Business-Conduct-and-Ethics-revision.pdf) and was filed as Exhibit 14 to the Company’s Current Report on Form 8-K dated March 20, 2014. The Company will mail a copy of its Code of Business Conduct and Ethics to any interested party without charge, upon request. Such requests may be made by mail to the Company’s Secretary at ImmuCell Corporation, 56 Evergreen Drive, Portland, Maine 04103.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the best of the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2021, the Company’s directors, executive officers and greater than ten percent beneficial owners complied on a timely basis with all applicable Section 16(a) filing requirements.

OTHER BUSINESS

The management of the Company does not know of any business not specifically referred to above as to which any action is expected to be taken at the meeting. However, if any business other than those items referred to above properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors

/s/ Michael F. Brigham
Michael F. Brigham, Secretary
April 28, 2022

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021, WHICH INCLUDES THE COMPANY’S FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. COPIES OF THE EXHIBITS TO THE 2021 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST TO THE FOLLOWING ADDRESS: INVESTOR RELATIONS, IMMUCELL CORPORATION, 56 EVERGREEN DRIVE, PORTLAND, ME 04103.